Exhibit 2.3

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into on September 7, 2004 (the “Execution Date”), by and among, Mr. Carlos Francisco Lazo de la Vega Jasso (“Mr. Carlos Lazo”), a Mexican individual with his principal place of business located at Juárez No. 18 A, Tlacopac, 01040, Mexico, Federal District; Mr. Héctor Jesús Chuliá de la Torre (“Mr. Héctor Chuliá” and, together with Mr. Carlos Lazo, the “Sellers”), a Mexican individual with his principal place of business located at Juárez No. 18 A, Tlacopac, 01040, Mexico, Federal District, and MediCor Latin America, S.A. de C.V. (“MediCor LA”), a company organized and existing under the laws of Mexico, with its principal place of business located at Juárez No. 18 A, Tlacopac, 01040, Mexico, Federal District, and International Integrated Management, Inc. (“IIM” and, together with MediCor LA, the “Buyers”), a limited corporation duly incorporated and validly existing under the laws of Delaware, United States of America, with its principal place of business located at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada, 89103-5253, United States of America, with the appearance of Dermatological Medical Products and Specialties, S.A. de C.V. (“Dermedics”), a company organized and existing under the laws of Mexico, with its principal place of business located at Juárez No. 18 A, Tlacopac, 01040, Mexico City, Federal District, pursuant to the following recitals, representations, warranties and clauses.

RECITALS

WHEREAS, on August 25, 2004, Sellers and MediCor, Ltd. (“MediCor”) entered into a promise of sale agreement (the “Promise of Sale Agreement”) by means of which Sellers promised to sell to MediCor, or to the entity or entities designated in writing by MediCor, and MediCor promised to purchase from Sellers 300,000 common, fully paid in shares representing the corporate capital of Dermedics, upon the occurrence of certain conditions to which such Promise of Sale was subject; and,

WHEREAS, all conditions to which the Promise and Sale Agreement was subject have occurred and/or occurrence thereof has been duly waived by MediCor.

REPRESENTATIONS

I.             Buyers represent, through their legal representative, that:

a)            (i)            MediCor LA is a Mexican sociedad anónima de capital variable (variable capital stock corporation) duly incorporated and validly existing in accordance with the laws of Mexico, as evidenced in public instrument number 531, dated August 31, 2004, granted before Mr. Guillermo Escamilla Narváez, Notary Public No. 243 of the Federal District, which first true copy is pending registration in the Public Registry of Commerce of Mexico, Federal District, due to its recent incorporation, and (ii) IIM is a limited corporation duly incorporated, validly existing and in good standing under the laws of Delaware, United States of America.

b)            Each is duly authorized to enter into this Agreement and to assume the obligations contained herein, and that no corporate approval or authorization is required for the execution and delivery of this Agreement, other than those approvals or authorizations which have been previously obtained.

c)            Their legal representative, Mr. Theodore R. Maloney, has sufficient authority to enter into this Agreement on their behalf, which authority has not been revoked, limited or modified in any manner whatsoever as of the date of this Agreement.

d)            It is their will and desire to enter into this Agreement with Sellers, in order to acquire from Sellers, in the proportions set out in Second Clause of this Agreement, the Shares (as defined below), free and clear from any Lien (as defined below).

II.            Sellers represent that:

a)            They are Mexican individuals with full capacity to enter into this Agreement and assume the obligations contained herein, and that they do not need authorization from their spouses to enter into this Agreement, since they are married under separate assets regime.

b)            The execution and delivery of this Agreement do not contravene the provisions, and do not and will not constitute a breach of any agreements, covenants or obligations to which any of them is a party or bound to comply.

c)            (i) Mr. Carlos Lazo is the owner of record of 150,000 (One Hundred Fifty Thousand) common, fully paid in shares representing the corporate capital of Dermedics (“Mr. Lazo’s Shares”), and (ii) Mr. Héctor Chuliá is the owner of record of 150,000 (One Hundred Fifty Thousand) common, fully paid in shares representing the corporate capital of Dermedics (“Mr. Chuliá’s Shares” and, together with Mr. Lazo’s Shares, the “Shares”), which Shares are free and clear from any Lien.

d)            Subject to the terms and conditions set forth in this Agreement, it is their will and desire to enter into this Agreement with Buyers in order to sell, in the proportions set out in Second Clause of this Agreement, the Shares.

III.           Sellers jointly represent and warrant that:

a)            Dermedics is a Mexican sociedad anónima de capital variable (variable capital stock company) duly incorporated and validly existing under the laws of Mexico, as evidenced in public instrument number 123,322 dated May 28, 2004, granted before Mr. Ignacio R. Morales Lechuga, Notary Public number 116 of the Federal District, which first true copy was duly registered on July 2nd, 2004 before the Public Registry of Property and Commerce of Mexico, Federal District, under Mercantile Folio No. 321005.

b)            The execution and delivery of this Agreement and the performance of Sellers’ obligations hereunder have been duly and validly authorized by all necessary action, and no other proceedings are necessary to authorize such execution, delivery and performance. Furthermore, Sellers’ obligations under this Agreement constitute valid and binding obligations of each Seller, enforceable against them in accordance with their respective terms.

c)            As of the date of execution hereof, the corporate capital of Dermedics equals the amount of Mx.Cy.$300,000.00 (Three Hundred Thousand Pesos 00/100, Mexican Currency), which amount has been totally contributed and is duly represented by the Shares.

d)            The Shares are free and clear of any Lien, and all Shares have been duly authorized and issued by Dermedics and are fully subscribed and have been paid in by Sellers. For purposes of this Agreement the term “Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

e)            Dermedics does not own, directly or indirectly, any shares, participation interests or securities of other companies, whether civil or commercial, nor does it have any right or option to acquire any shares, participation interests or securities issued by any such companies.

f)             Neither Sellers nor Dermedics have entered into any agreements by means of which they granted to a third party a right or option to acquire any shares issued by Dermedics or other securities convertible into shares of Dermedics, and Dermedics has not registered in its accounting records any contributions made by its shareholders which in the future may be subject of a capital increase.

g)            Except for the Shares, there are no other shares issued by Dermedics pending subscription and/or payment.

h)            Dermedics is not a trustee or beneficiary under any trust agreement.

i)             Dermedics is not subject of any dissolution, liquidation, bankruptcy, payment suspension and/or reorganization proceeding or event, and Sellers are not knowledgeable that a third party intends to commence a proceeding seeking Dermedic’s dissolution, liquidation, bankruptcy, payment suspension and/or reorganization according to the Mexican General Law of Business Organizations or the Reorganizations Law.

j)             There are no claims, actions, suits, proceedings, labor disputes or investigations pending resolution or, to the knowledge of Sellers, threatened before any domestic (either federal or state, wherever applicable), local or foreign court or governmental, administrative or regulatory authority or before any arbitrator of any nature, brought by or against Dermedics, any Seller, or any of their Affiliates, which involve, affect or relate to any assets, properties or operations of Dermedics or the transactions contemplated herein.

k)            Since the date of its incorporation and as of the Execution Date, Dermedics has not had, nor does it have any employees. Therefore:

(i)            Dermedics has not entered into any collective bargaining agreements with any union;

(ii)           There are no suits, claims, demands, litigations and/or arbitrations of a labor nature commenced by Dermedics against an employee or by an employee against Dermedics, and Sellers are not knowledgeable of any possible suit, claim, demand, litigation and/or arbitration of a labor nature which could be commenced against Dermedics;

(iii)          There is no threatening or pending labor conflict, strike, work stoppage or premises’ obstruction derived from employees’ claims or commenced by third parties rendering services to Dermedics, and, to Sellers’ knowledge, there are no events which could cause in any of the foregoing to occur;

(iv)          Dermedics is not obliged to comply with any labor obligations, including, without limitation, payment of contributions to the Mexican Institute of Social Security, to the Retirement Savings System or to the National Institute of the Housing Fund;

(v)           Dermedics has not established fringe benefits for any employee; and,

(vi)         Dermedics is not obliged to pay any salaries, labor benefits, additional compensations, incentives, Christmas bonuses, vacations and/or other compensations derived from the Mexican labor legislation.

l)             Exhibit “A” of this Agreement contains a list of all First Level Officers (as defined below) of Dermedics, its attorneys in fact, and any and all compensations, additional compensations, incentives and/or benefits received by such First Level Officers and attorneys in fact from Dermedics. For purposes of this Agreement, the term “First Level Officers” means the sole manager or the members of the Board of Directors of Dermedics, as the case may be, the chief executive officer, the chief financial officer, the chief operating officer, the managing directors of Dermedics, and any other persons performing managerial activities in Dermedics.

m)           Dermedics has not entered into any written or oral agreement with any First Level Officer by means of which Dermedics has agreed to pay to any such First Level Officer any indemnities or severance payments in excess of the amounts set forth in the Mexican Federal Labor Law, or connected to any other circumstances such as change in control or target compliance or achievement in the performance of their duties.

n)            In performing its commercial activities, Dermedics has timely and properly complied with any and all health and/or environmental related obligations, whether municipal, local or federal, and its business premises or facilities, whether owned or leased, comply in all material respects with any and all applicable legal requirements and, therefore, as of the Execution Date, there are no contingencies derived from any investigations, audits, inspections, fines or requirements commenced or imposed against

Dermedics by any federal, local and/or municipal environmental and/or health Mexican authorities.

o)            Dermedics has not released or caused the release of any solid, liquid or toxic hazardous substances to the environment or soil and, therefore, no such hazardous substances exist in, on or about the business premises and facilities owned or leased by Dermedics. Sellers further represent that Dermedics has not entered into any settlement agreements derived from a breach of any federal, local and/or municipal health and/or environmental legal provision, and that the operations of Dermedics do not involve the transportation, warehousing, treatment or destruction of hazardous substances, materials or wastes.

p)            Exhibit “B” of this Agreement contains a detailed description of all properties leased or used by Dermedics as of the Execution Date, and in which Dermedics performs its business and commercial activities (the “Leased Premises”). Sellers represent that Dermedics does not own, nor it is the fiduciary beneficiary of any real estate, and that all rights and obligations of Dermedics derived from any and all agreements, commitments and arrangements related to the Leased Premises are in full force and effect as of the Execution Date, and that no conditions or limitations to execute this Agreement and comply with Sellers’ obligations contained herein exist in such agreements, commitments and arrangements.

q)            As of the Execution Date, (i) all taxes, levies, governmental charges, duties, interest on taxes, tax penalties or interest on any tax penalty required to be paid on behalf of or which are related in any way to Dermedics (“Taxes”) have been, or will be, timely paid; (ii) adequate accruals on the Accounting Information (as defined below) have been made for any unpaid Taxes attributable to any period prior to the Execution Date; (iii) all tax returns required to be filed by, on behalf of or with respect to any Taxes have been, or will be, timely filed (taking into account any extensions of the due date for the filing of such tax returns) with the appropriate tax authorities; (iv) all such tax returns reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of Dermedics and all other information required to be shown therein; (v) no action or proceeding by any governmental authority for the assessment or collection of Taxes is pending or has been threatened in writing; (vi) no claim or deficiency for the assessment or collection of any Taxes has been asserted or proposed, which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid; (vii) as far as Sellers are aware, no audit of any tax return with respect to any Taxes is in progress; (viii) there are no agreements, waivers or other arrangements in effect providing for an extension of time with respect to the filing of any tax returns with respect to any Taxes; (ix) Dermedics has timely withheld and remitted to the applicable governmental authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, shareholder or other third party in compliance with all withholding and similar provisions of any and all applicable tax laws; and (x) neither Dermedics nor Sellers are a party to any agreement, arrangement or practice for the sharing of taxes, or are obligated to indemnify any other person for Taxes pursuant to any agreement, arrangement or practice, which agreement, arrangement or practice will remain in effect, or will require the payment of any amount, after the Execution Date.

r)             Exhibit “C” of this Agreement contains a copy of the accounting balance sheet and income statement of Dermedics covering the period commencing on the date of its incorporation and concluding on August 31, 2004 (the “Accounting Information”), which Accounting Information has been prepared in accordance with generally accepted accounting principles in Mexico (consistently applied), and which Accounting Information reflects the financial condition of Dermedics and of the businesses developed by it as of and to the date of their preparation.

s)            Sellers represent that Dermedics has no financial, civil or commercial liabilities. Sellers further represent that Dermedics has not issued any guarantees, promissory notes or otherwise created a Lien upon any of its properties or assets in order to secure any such financial, civil or commercial liabilities. In furtherance of the foregoing, Sellers represent that, Dermedics has no liabilities (i) resulting from the restructuring of any indebtedness of Dermedics with its creditors, (ii) providing for a long term, this is, which maturity exceeds twelve months, (iii) which result from occurred events, or (iv) which are outstanding.

t)             Dermedics has no absolute or contingent, direct or indirect obligations or liabilities, different from those set forth in the Accounting Information. Exhibit “D” hereto contains a list of all accounts receivable of Dermedics and accounts payable of Dermedics in favor of a Related Party. For purposes of this Agreement, (i) the term “Related Party” means the shareholders, sole manager or members of the Board of Directors, First Level Officers or any Affiliates of the aforementioned individuals or entities, (ii) the term “Affiliate” when used with respect to any Person, means any other Person which, directly or indirectly, Controls or is controlled by or is under common control with such Person, (iii) the term “Control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and (iv) the term “Person” or “Persons” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

u)            Dermedics has not assigned or otherwise transferred any liabilities to any third parties.

v)            As of the Execution Date hereof, Dermedics has not (i) resolved to pay or pay any dividends, whether in cash, shares or otherwise, or reduced its corporate capital or redeem its shares, or (ii) modified its accounting methods, expect when such modifications result from modifications to the generally accepted accounting principles in Mexico.

w)           As of the Execution Date hereof, Dermedics has (i) carried out its commercial activities solely in the Ordinary Course of Business (as defined below), (ii) except as requested by Buyer, performed all reasonable commercial efforts to preserve its business, properties and commercial relationship with clients and suppliers, (iii) continued with all maintenance and repair programs of its assets, (iv) not created any Lien upon any of its assets, (iv) refrained from contracting liabilities, (f) refrained from modifying the commercial policies applied to its Ordinary Course of Business, (g) refrained from entering into any kind of written or oral agreements or transactions with any Related Party, (h) continued paying its fiscal obligations in terms of applicable law, and (i) honored all agreements entered into with any third parties. For purposes of the foregoing, the term “Ordinary Course of Business” means, with respect to Dermedics, the performance of all acts which are necessary or convenient for the proper and normal development of its Commercial Activities (as defined below), as well as to preserve its businesses, properties and commercial relationship with its clients and suppliers, but excluding those which, pursuant to Dermedic’s past practices, may be considered as extraordinary; and the term “Commercial Activities” shall mean the production, purchase, sale, import, export, distribution and, in general, commercialization of all kinds of saline, silicone gel and/or alternative medical, plastic surgery implants, cosmetic surgery and dermatology health related and medical products, articles, materials, equipment and machinery in Mexico or abroad.

x)             Exhibit “E” contains a complete copy of the shareholders’ meetings minutes book and the shareholders’ registry book of Dermedics, which books contain true, accurate and updated information regarding all meetings held by the shareholders of Dermedics and all transfers of shares verified since the incorporation date of Dermedics to the Execution Date. Sellers represent that the capital variations book and the board meetings minutes book of Dermedics have not been opened, since any variations to the corporate capital of Dermedics nor any board meeting have been verified.

y)            The execution of this Agreement and the compliance by Sellers of their obligations contained herein, including, without limitation, the entering into any other agreement or document necessary to achieve the purposes hereof, (i) shall not constitute a violation or breach by Dermedics of any of its obligations under any other agreements, (ii) does not grant to any third party the right to accelerate compliance of any obligation in charge of Dermedics, (iii) does not constitute a violation or breach of any legal provisions which Dermedics is obliged to observe, nor to Dermedic’s bylaws, (iv) shall not create a Lien in charge of Dermedics or its assets, and (v) does not grant to any third party a right to exercise any stock option to purchase or subscribe shares representing the corporate capital of Dermedics.

z)            Except as set forth in Exhibit “F” of this Agreement, there are no agreements, commitments, arrangements or legal or commercial relationships of any nature whatsoever, direct or indirect, between Dermedics and its Related Parties, and that any such agreements, commitments, arrangements or legal or commercial relationships described in Exhibit “F” hereto have been entered into under arms-length conditions.

aa)          Dermedics does not own, or is the legal or fiduciary beneficiary of any real estate..

bb)          The Leased Premises are adequate for the performance and development of Dermedics’ Commercial Activities, and comply with any and all applicable federal, local or municipal zoning, construction, use of soil, security, hygiene and safety laws and regulations.

cc)          Exhibit “G” of this Agreement contains a list of all the machinery and equipment (including computing hardware) owned or used by Dermedics in carrying out the Commercial Activities, indicating which of such machinery and equipments are owned by Dermedics or leased from third parties by Dermedics.

dd)          Except as set forth in Exhibit “G” hereto, the machinery, tools and equipment listed therein are in good physical condition and are suitable for their use. Such machinery, tools and equipment are adequate to carry out the Ordinary Course of Business, and are free and clear from any Lien.

ee)          As of the Execution Date, Dermedics has not guaranteed any third-party obligations and, except for the Shares, it has not issued any promissory notes or other credit instruments which could be enforceable against it by a third party.

ff)            Except as otherwise described in Exhibit “F” of this Agreement, Dermedics is not a party to any agreement, arrangement or commitment, which agreement, arrangement or commitment is a valid, binding and enforceable obligation of, and has not been breached by Dermedics.

gg)          Dermedics does not own any trademarks, trade names, patents or other industrial and/or intellectual property rights, nor it is a licensee of any trademarks, trade names, patents and other industrial and/or intellectual property rights owned by third parties.

hh)          Exhibit “H” contains a list of all software used by Dermedics in the Ordinary Course of Business. All such software has been duly licensed to Dermedics by the legitimate owner of the rights thereof, and that all licenses are in full force and effect as of the Execution Date.

ii)            Dermedics has complied in all material respects with its corporate bylaws, with all legal provisions applicable to its Commercial Activities and all contractual obligations to which it is subject.

jj)            Dermedics has not obtained any insurance policies for the proper operation of its Commercial Activities, nor it has obtained any insurance policy for the benefit of a third party, or to guaranteed any obligations assumed by it with a bond or similar instrument.

kk)          Dermedics has obtained all necessary authorizations, licenses and permits for the proper operation of its Commercial Activities, and Dermedics has complied in all material respects with all obligations imposed by such authorizations, licenses and permits, and has exercised all rights contemplated therein. All such authorizations, licenses and permits are in effect as of the Execution Date, and Sellers are not knowledgeable of any legal, administrative and/or judicial procedure commenced against Dermedics which seeks the nullity or invalidity of any such authorizations, licenses and permits.

ll)            Exhibit “I” of this Agreement contains a detailed list of Dermedics’ clients and suppliers. None of the commercial relationship, between Dermedics and the clients and suppliers listed in Exhibit “I” hereto are, as of the Execution Date, jeopardized in manner whatsoever due to the execution of this Agreement or the transactions contemplated hereunder.

mm)        Exhibit “J” of this Agreement contains a complete list of all documents evidencing Sellers’ indebtedness related to Dermedics (including any indebtedness incurred by a Seller all or part of the proceeds of which were used to invest in or/and money to Dermedics); Sellers further represent that all interests, fees and other amounts accrued and outstanding under such indebtedness have been paid on time. Dermedics has not been and is not a party to any loan or credit agreement, whether as borrower or as lender and, therefore, no third party or Related Party may seek payment from Dermedics under a loan or credit agreement.

nn)         None of the execution, delivery or performance by the Sellers of this Agreement has, as of the Execution Date, or will (i) violate or conflict with any provision of the organizational documents of Dermedics, (ii) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Dermedics or the Shares, (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Sellers or Dermedics is a party, or by which any of them is bound or to which any of their respective properties or assets is subject, or otherwise relating to the Shares, (iv) result in the creation or imposition of any encumbrance upon any of the assets of Dermedics or the shares, or (v) result in the cancellation, modification, revocation or suspension of any permits, authorizations or licenses of Dermedics.

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth above, Sellers and Buyers grant the following

CLAUSES

FIRST.           Defined Terms; Exhibits; Rules of Construction.  All capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein suggest, indicate or express agreements between or among parties to this Agreement, the parties agree to the same by execution hereof.

It is specifically acknowledged by the parties hereto that certain agreements and documents listed in the Exhibits are not to be delivered on the Execution Date, but have been previously delivered to Buyers and/or their representatives, or shall be delivered or made available to Buyers or their representatives promptly after the Execution Date, but no later than 15 (fifteen) days thereafter. All such agreements and documents made available or delivered to Buyers by Sellers and/or Dermedics shall be originals or true and correct copies of the originals of all such agreements and documents.  Each Exhibit and the agreements and documents listed in each Exhibit to this Agreement shall be deemed incorporated by mere reference. The representations of Sellers set forth in this Agreement shall not be affected or deemed waived or limited by the information provided in the Exhibits to this Agreement, except to the extent that any qualification, exception or limitation to any representation is expressly contained herein or therein.

SECOND.             Purchase and Sale of the Shares.  Subject to the terms and conditions of this Agreement, Sellers hereby sell to Buyers, and Buyers hereby acquire from Sellers, in the proportions set forth below, the Shares, free and clear from any Lien.

a)            Mr. Carlos Lazo hereby sells to MediCor LA 150,000 (One Hundred Fifty Thousand) Shares representing the corporate capital of Dermedics;

b)            Mr. Hector Chuliá hereby sells to MediCor LA 149,999 (One Hundred Forty Nine Thousand Nine Hundred Ninety Nine) Shares representing the corporate capital of Dermedics; and,

c)            Mr. Hector Chuliá hereby sells to IIM 1 (One) Share representing the corporate capital of Dermedics.

As a result of the purchase and sale of the Shares, the corporate capital of Dermedics shall be, as of the Execution Date, distributed in the following manner and among the following persons:

Shareholder	Shares
MediCor Latin America, S.A. de C.V.	299,999
International Integrated Management Inc.	1
TOTAL:	300,000

THIRD.                  Purchase Price.  In consideration of the Shares, Buyers agree to pay to Sellers, in the corresponding proportion, the amount of US$30,000.00 (Thirty Thousand Dollars 00/100, Currency of the United States of America) (the “Purchase Price”). The Purchase Price is paid in cash by Buyers to Sellers on the date hereof. Therefore, the execution of this Agreement by Sellers shall be considered for all legal purposes as the broadest receipt by Sellers of the Purchase Price.

FOURTH.             Stock Certificates’ Endorsement; Recording.  In terms and for purposes of articles 33, 34 and other applicable provisions of the Mexican General Law of Negotiable Instruments and Credit Transactions, Sellers hereby deliver to Buyers the stock certificates issued by Dermedics in their favor duly endorsed in property, and which are more specifically described in Exhibit “K” of this Agreement.

Dermedics hereby takes note of the purchase of the Shares, and agrees to record each Buyer as a shareholder in the stock registry book of Dermedics within 2 (two) days following the Execution Date, in terms of article 124 and for the purposes of article 125, both, of the Mexican General Law of Business Organizations.

FIFTH.                   Taxes.  All Taxes derived from the transactions contemplated hereunder shall be withheld and paid by the party responsible of such withholding and payment, in accordance with the applicable Mexican fiscal laws.

SIXTH.                  Joint Obligations; Indemnity.  Sellers hereby agree to jointly and separately, irrevocably, absolutely and unconditionally guarantee Buyers and their respective successors and assignees (i) the accuracy and truthfulness of each representation made by Sellers in the Representations chapter of this Agreement (“Sellers’ Representations”), and (ii) the payment of any damages, losses, fines, suits and/or claims made by any authority and/or third parties against Dermedics and/or Buyers and/or its successors and assignees, which result from the inaccuracy and/or falseness of Sellers’ Representations, in accordance with the following:

1.     Immediate Compliance. Sellers agree that in the event any of Sellers’ Representations result to be inaccurate or false, Sellers, jointly and separately, shall pay Buyers all damages, losses, fines, suits and/or claims made or imposed by any authority and/or third parties against Dermedics and/or Buyers and/or its successors and assignees resulting from such falseness or inaccuracy of Sellers’ Representations, without demand or notice different from those set forth herein below. Any payments which need to be made pursuant to the foregoing shall be made to the benefit of Buyers or their successors or assignees in immediately available funds.

2.     Unconditional Obligations. The obligations of Sellers provided for in this Clause Sixth are absolute and unconditional, joint and separate, and regardless of whether such obligations are affected by the value, truthfulness, validity, regularity or enforceability of this Agreement or any other agreement or document executed in connection with this Agreement, or any substitution, release or exchange of any other joint obligation, personal guarantee or guarantee made with respect of Sellers’ Representations, since the intent of these indemnification provisions is for the relevant obligation to be absolute, unconditional, joint and separate under any circumstances. Therefore, no act or fact shall alter or modify Sellers’ responsibility to indemnify Buyers, thus such responsibility shall be absolute and unconditional in the terms set forth above.

3.     Waivers. Each Seller, in his capacity as joint obligor, hereby waives the benefits of orden and excusión to which articles 2814, 2815, 2817, 2818, 2819, 2820, 2821 and 2827 of the Mexican Federal Civil Code refer and, therefore, Buyers may demand from either of the Sellers the payment of any and all damages, losses, fines, demands and/or claims made or imposed by any authority or third party, which result from the inaccuracy or falseness of any Sellers’ Representations in terms of this Agreement. Likewise, each Seller hereby expressly waives the provisions of articles 2822, 2844, 2845, 2846, 2847 and 2848 of the Federal Civil Code.

4.     Continuous Guaranty; Term. The obligation of Sellers to indemnify Buyers under this Clause Sixth constitutes a continuous and irrevocable guaranty, and shall remain in effect for a period of 5 (five) years following the Execution Date.

6.     Costs and Expenses. Without prejudice of Sellers’ obligation to indemnify in the above terms, Sellers agree to jointly and separately pay any and all costs and expenses incurred by Buyers and/or Dermedics (including reasonable attorneys fees) in connection with the execution and enforceability of the provisions contained in this Clause Sixth.

SEVENTH. Non-Compete. During a period of 5 (five) years following the Execution Date, Sellers shall not, jointly or separately:

(i)            Incorporate, participate, invest in or in any other manner get involved with any Person or business that competes with Dermedics and/or Buyers and /or Buyers Affiliates or carries out the Commercial Activities (the “Competence”), in the understanding, however, that the foregoing prohibition shall not include the acquisition by Sellers of any participation or interests of the Competence acquired through any stock exchange, provided such acquisition does not exceed 1% (one percent) of the corporate capital of the Competence, and that Sellers are not entitled to appoint members of the board of directors, officers or any other individuals who may at any point decide on the policies and management of the Competence;

(ii)           Persuade any supplier of products or service provider of Dermedics not to enter into any commercial agreements or arrangement with Dermedics;

(iii)          Request from any employee of Dermedics to terminate his/her labor relationship with Dermedics, or to be employed by any Person or Affiliate of Sellers; or,

(iv)          Enter into any agreement or arrangement by means of which either Seller agrees to assist, or in any other manner facilitate, the participation of any other Person in the Competence, or the development of the activities of the Competence or the supplying of products or furnishing of services to the Competence to or for the benefit of any other person.

In the event that either Seller has the opportunity to participate in or commence a business with the Competence, such Seller shall notify such fact in writing to Buyers, in order for the Board of Directors of Dermedics to evaluate if it is feasible for Dermedics to participate or commence business with the business with the Competence.

Sellers acknowledge and agree that their agreement not to compete is an incentive for Buyers to purchase the Shares in terms of this Agreement, and that the non-compete obligations imposed on each Seller are reasonable in scope and time, thus such obligations do not impose restrictions which are not necessary to preserve and protect the Commercial Activities of Dermedics or of Buyers.

Each Seller further acknowledges and agrees that neither Buyers nor Dermedics would have adequate and sufficient legal relief if the non-compete obligations in charge of Sellers are breached, and that non-compliance thereof would result in a material damage for Dermedics and Buyers. Therefore, in order to prevent any disputes with respect to the contents of this Clause Seventh and the amount of damages caused by Sellers to Dermedics and/or Buyers if either of them breaches his non-compete obligations, the parties hereby enter into a “convenio de transacción” (settlement agreement) according to the provisions of article 2944 of the Mexican Federal Civil Code, and agree that the amount of any damages and losses which could be suffered by Dermedics and/or Buyers in the event Sellers breach any of the obligations provided in this Clause Seventh would not be less than the Purchase Price times six.

Therefore, if either of the Sellers breaches his obligation not to compete with Dermedics and/or Buyers in terms of this Clause Seventh, which obligation is hereby recognized by Sellers as a main obligation in their charge, such Seller shall pay to Dermedics and/or Buyers an amount equal to the Purchase Price times six, every time he breaches such obligation.

EIGHTH. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and assigns. Neither Sellers nor Buyers shall assign or delegate any of their obligations hereunder without the prior written consent of the other parties.

NINTH. Fees and Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

TENTH. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or by an internationally recognized overnight carrier, by facsimile, or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the addresses set forth in the preamble of this Agreement, or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other parties, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Clause Tenth are concerned unless notice of such change shall have been given to such other party hereto as provided in this Clause Tenth.

ELEVENTH. Entire Agreement. This Agreement, together with its Exhibits, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein, and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including the Promise of Sale Agreement.

TWELFTH. Waivers and Amendments. The waiver by any party of a breach of any provision or representation of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties.

THIRTEENTH. Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

FOURTEENTH. Titles and Headings; Exhibits. The titles and headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof. All references in this Agreement to “Exhibits” shall be a reference to the applicable exhibit delivered by Sellers to Buyers on the Execution Date.

FIFTEENTH. Governing Law and Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of Mexico. Any disputes arising in connection with this Agreement shall be submitted to the competent courts in Mexico Federal District, Mexico.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed in four counterparts on the date specified above.

MediCor Latin America, S.A. de C.V.

By: Mr. Theodore R. Maloney
Its: Legal Representative

International Integrated Management Inc.

By: Mr. Theodore R. Maloney
Its: Legal Representative

Mr. Carlos Francisco Lazo de la Vega Jasso

Mr. Héctor Jesús Chuliá de la Torre

Dermatological Medical Products and Specialties, S.A. de C.V.

Mr. Carlos Lazo de la Vega Pérez Rivas
Its: Legal Representative

Confidential Treatment Requested

LIST OF EXHIBITS

EXHIBIT A	List of first level officers and attorneys in fact
EXHIBIT B	Leased properties
EXHIBIT C	Accounting information
EXHIBIT D	Accounts receivable/accounts payable
EXHIBIT E	Corporate books and records of Dermedics
EXHIBIT F	Agreements, arrangements and commitments with related parties.
EXHIBIT G	Machinery and equipment
EXHIBIT H	Description of licensed software
EXHIBIT I	Clients/suppliers
EXHIBIT J	Sellers Indebtedness
EXHIBIT K	Stock certificates